Exhibit 23(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Glenbrook Life and Annuity Company ("Glenbrook") on Form S-3 of our report dated February 23, 2001 relating to the financial statements and the related financial statement schedule of Glenbrook appearing in the Annual Report on Form 10-K of Glenbrook for the year ended December 31, 2000, which is incorporated by reference in Post-Effective Amendment No. 1 to Registration statement No. 333-41236 of Glenbrook on Form S-3. We also consent to the incorporation by reference in this Registration Statement of our report dated February 23, 2001 relating to the financial statements and the related financial statement schedule of Glenbrook and our report dated March 16, 2001 relating to the financial statements of Glenbrook Life and Annuity Company Separate Account A which appear in the Statements of Additional Information that are incorporated by reference in the Prospectuses which are part of Post-Effective Amendment No. 1 to Registration Statement 333-34356 and Post-Effective Amendment No. 7 to Registration Statement 333-50879 and to the references to us under the heading "Experts" in such Prospectuses and Statements of Additional Information.




/s/ Deloitte & Touche LLP
Chicago, Illinois
February 15, 2002


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Exhibit 23(b)

We hereby consent to the filing of this letter as an exhibit to the above-referenced Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectuses incorporated by reference in the Form S-3 Registration Statement for fixed account interests under flexible premium deferred fixed and variable annuity contracts, to be issued by the Company, through its general account and its Glenbrook Life and Annuity Company Separate Account A.

/S/ BRICKER & ECKLER LLP